                              GARAN, INCORPORATED


                       Offer To Purchase For Cash Up To
                      700,000 Shares Of Its Common Stock
             (Including the Associated Common Stock Purchase Rights)
                   At A Purchase Price Not In Excess Of $30
                        Nor Less Than $26 Net Per Share

--------------------------------------------------------------------------------
             THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                NEW YORK CITY TIME, ON WEDNESDAY, JUNE 6, 2001,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

   Garan, Incorporated, a Virginia corporation ("Company"), hereby invites its shareholders to tender shares of its Common Stock ("Shares") (which include associated Common Stock Purchase Rights ("Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of April 21, 1993 ("Rights
 Agreement"), between the Company and the Rights Agent named therein) at prices not in excess of $30 nor less than $26 net per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." Unless the Company redeems the Rights prior to the expiration of the Offer, a tender of Shares will constitute a tender of the associated Rights, and unless the context indicates otherwise, all references herein to Shares shall include the associated Rights. The Company will determine the single per Share price, not in excess of $30 nor less than $26 per Share, net to the seller in cash ("Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The
Company will select the lowest Purchase Price that will allow it to buy 700,000
 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $30 nor less than $26 net per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the
  Offer, including the proration and conditional tender provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 700,000 shares pursuant to the Offer. See Section 15.


  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED
          BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.


     The Shares are listed and traded on the American Stock Exchange ("AMEX"). On April 27, 2001, the last full trading day prior to the announcement of the Offer, the closing price on the AMEX as reported in published financial sources was $25.65 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.


THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his Shares may either
(a) (i) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to EquiServe Trust Company, N.A. ("Depositary") and (ii) either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3 or (b) request a broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares (x) whose certificates for such Shares cannot be delivered to the Depositary, (y) who cannot comply with the procedure for book-entry transfer, or (z) whose other required documents cannot be delivered to the Depositary prior to the expiration of the Offer may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below and on the back cover of this Offer to Purchase.


                    The Information Agent for the Offer is:

                  Georgeson Shareholder Communications, Inc.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                          (888) 379-0779 (toll free)
                   Bankers and Brokers call: (201) 896-1900


May 4, 2001

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE INFORMATION AGENT AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INFORMATION AGENT.


                               TABLE OF CONTENTS




SECTION                                                                                    PAGE
-------                                                                                   -----
SUMMARY TERM SHEET ......................................................................  S-2

INTRODUCTION ............................................................................   1

THE OFFER ...............................................................................   2

 1. Number of Shares; Proration .........................................................   2
 2. Purpose of the Offer; Certain Effects of the Offer ..................................   4
 3. Procedures for Tendering Shares .....................................................   6
 4. Withdrawal Rights ...................................................................   8
 5. Purchase of Shares and Payment of Purchase Price ....................................   9
 6. Conditional Tender of Shares ........................................................  10
 7. Certain Conditions of the Offer .....................................................  10
 8. Price Range of Shares; Dividends ....................................................  11
 9. Source and Amount of Funds ..........................................................  12
 10. Certain Information Concerning the Company .........................................  12
 11. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares   14
 12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act .  16
 13. Certain Legal Matters; Regulatory Approvals ........................................  16
 14. Certain Federal Income Tax Consequences ............................................  17
 15. Extension of Offer; Termination; Amendment .........................................  19
 16. Fees and Expenses ..................................................................  20
 17. Miscellaneous ......................................................................  20

                               SUMMARY TERM SHEET

     This summary term sheet is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text of, and more specific details contained in, this Offer to Purchase.



Purchase Price ................ The Company will select a single Purchase Price which will be not more than $30 nor less than $26 net per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if some Shares were tendered below the
                                Purchase Price. Each shareholder other than Odd Lot Holders (defined in Section
                                1) desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $30 nor less than $26 net per Share) at which such shareholder is willing to have his, her, or its Shares purchased by the Company.

Number of Shares to be
 Purchased .................... 700,000 Shares (or such lesser number of Shares as are properly tendered) subject to increase as set forth in Sections 1 and 15.

How to Tender Shares .......... See Section 3. Call the Information Agent or consult your broker for assistance.

Brokerage Commissions ......... None. A tendering shareholder who holds securities with such shareholder's broker, bank, or other nominee may be required by such nominee to pay a service charge or other fee.

Stock Transfer Tax ............ None, if payment is made to the registered holder of the Shares.

Expiration and Proration
 Dates ........................ The Offer will expire on Wednesday, June 6, 2001, at 5:00 P.M. New York City time, unless extended by the Company, and if proration is required, the Company will determine the proration factor as soon as practicable after the expiration date of the Offer.

Payment Date .................. As soon as practicable after the expiration of the Offer.

Position of the Company and its
 Directors .................... Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights ............. Tendered Shares may be withdrawn at any time prior to 5: 00 P.M. New York City time, on Wednesday, June 6, 2001, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight New York City time, on
                                June 29, 2001. See Section 4.

Quarterly Dividend ............ All shareholders of record at the close of business on May 10, 2001, will be entitled to the second fiscal quarter dividend of $.25 per share to be paid on May 18, 2001, regardless whether such shareholders tender their Shares pursuant to the Offer before or after May 10, 2001.

Odd Lots ...................... There will be no proration of Shares tendered by any shareholder owning beneficially or of record fewer than 100 Shares who properly tenders all Shares owned, does not properly withdraw any Shares owned, and checks the "Odd Lots"
                                box in the Letter of Transmittal. See Section 1.

Further Developments
 Regarding the Offer .......... Call the Information Agent or consult your broker.

TO HOLDERS OF COMMON STOCK OF GARAN, INCORPORATED:


                                  INTRODUCTION

     Garan, Incorporated, a Virginia corporation ("Company"), invites its shareholders to tender shares of its Common Stock ("Shares") at prices not in excess of $30 nor less than $26 net per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $30 nor less than $26 per Share net to the seller in cash ("Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 700,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. Subject to the conditions of the Offer, including the proration and conditional tender provisions, all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price. (The purchase of Shares will include, without additional consideration, all associated Common Stock Purchase Rights ("Rights").) Shares tendered at prices in excess of the Purchase Price, Shares not purchased because of proration or conditional tender, and Shares properly withdrawn will be returned. The Company reserves the right, in its sole discretion, to purchase more than 700,000 Shares pursuant to the Offer. See Section 15.

     THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 700,000 Shares are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tendered all their Shares at or below the Purchase Price (and did not properly withdraw them prior to the expiration of the Offer) and then on a pro rata basis from all other shareholders who properly tendered at prices at or below the Purchase Price (and did not properly withdraw them prior to the expiration of the Offer). See Section 1. All stock certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Registered shareholders who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees to the Information Agent or Depositary or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. A tendering shareholder who holds securities with a broker, bank, or other nominee may be required by such nominee to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN, AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of EquiServe Trust Company, N.A. ("Depositary") and Georgeson Shareholder Communications, Inc. ("Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As of April 30, 2001, the Company had issued and outstanding 5,082,837 Shares and had reserved 74,555 Shares for issuance upon exercise of outstanding stock options. The 700,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 13.8% of the outstanding Shares. The Shares are listed and traded on the American Stock Exchange ("AMEX") under the symbol GAN. On April 27, 2001, the last full trading day prior to the announcement of the Offer, the closing price on the AMEX as reported in published financial sources was $25.65 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

     The executive offices of the Company are located at 350 Fifth Avenue, New York, New York 10118, and the telephone number is (212) 563-2000.

                                   THE OFFER

     1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 700,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $30 nor less than $26 net per Share in cash. The term "Expiration Date" means 5:00 P.M., New York City time, on Wednesday, June 6, 2001, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate, or amend the Offer. The Company reserves the right to purchase more than 700,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission ("Commission"), the Company may purchase additional Shares pursuant to the Offer without amending or extending the Offer provided the amount of additional Shares does not exceed 2% of the outstanding Shares. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date, except for Odd Lots as explained below, will be subject to proration. The proration factor will be determined, if necessary, by the Company as soon as practicable after the Expiration Date.

     The Company will select the lowest Purchase Price that will allow it to buy 700,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $30 nor less than $26 net per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

     THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders other than Odd Lot Holders (as defined below) desiring to tender Shares must specify the price, not in excess of $30 nor less than $26 net per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company, in its sole discretion, will determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $30 nor less than $26 net per Share in cash, that will enable it to purchase 700,000 Shares (or such lesser number of Shares as are properly tendered and not properly withdrawn) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price, Shares not purchased because of proration or conditional tender, and Shares properly withdrawn will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 700,000 Shares have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

     (a) first, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

          (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

          (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

     (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below;

     (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned, beneficially or of record, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery ("Odd Lot Holder"). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares owned in accordance with the procedures described in Section 3. In accordance with Instruction 8 of the Letter of Transmittal, unless they indicate to the contrary by indicating a specific price at which their Shares are being tendered, Odd Lot Holders will be deemed to be tendering their Shares at the Purchase Price as the same may be determined by the Company in accordance with the terms of the Offer. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who has Shares registered in his own name and who tenders directly to the Depositary would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts on a sale of such Shares. A tendering shareholder who holds securities with a broker, bank, or other nominee may be required by such nominee to pay a service charge or other fee. Any Odd Lot Holder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right, provided that the Company may not increase the amount of Shares to be purchased pursuant to the Offer by an amount in excess of 2% of the outstanding Shares without amending or extending the Offer.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares other than qualifying Odd Lot Holders shall be based on the ratio of the total number of Shares the Company desires to purchase to the total number of Shares tendered by all shareholders other than qualifying Odd Lot Holders at or below the Purchase Price, subject to the conditional tender provisions described in
Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures as described in Section 3) and not withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor, if required, or to commence payment for any

Shares purchased pursuant to the Offer until approximately three AMEX trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.


     2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.


     This Offer to Purchase includes by reference the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, which include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), that involve certain risks and uncertainties. Discussions containing such forward-looking statements may be found in such reports. Those forward-looking statements were made as of the date of the incorporated report. The safe harbor for foward-looking statements provided by the Private Securities Litigation Reform Act does not apply to statements made solely in connection with this tender offer.


     The Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes an attractive investment at this time without affecting adversely any possible capital requirements that might be anticipated in the next 12 months. The Board of Directors took into account that the purchase of 700,000 Shares will represent the retirement of approximately 13.8% of its outstanding Shares at an aggregate cost of approximately $21,000,000 (before transaction fees and other expenses) if the Offer is fully subscribed and the purchase of Shares is made at the maximum per Share price. The purchase of Shares in the Offer will be financed using internally-generated funds.

     Seymour Lichtenstein, the Company's Chairman and Chief Executive Officer, together with his wife and minor son (collectively, "Lichtensteins"), as a group beneficially own an aggregate of 724,550 Shares representing approximately 14.2% of the outstanding Shares assuming the exercise by Mr. Lichtenstein's wife of her currently exercisable options. The Lichtensteins have advised the Company that they do not intend to tender any Shares pursuant to the Offer. If the Company purchases 700,000 Shares pursuant to the Offer, then after the purchase of such Shares, the Lichtensteins would own beneficially approximately 16.5% of the outstanding Shares, assuming the exercise by Mr. Lichtenstein's wife of her currently exercisable options. The Company has been advised that none of its other directors or executive officers, and the Company has not been advised that any of its affiliates, intends to tender any Shares pursuant to the Offer. See Section 11.

     In addition to the Lichtensteins, the Company is aware of the following other beneficial owners of more than 5% of the outstanding Shares:



                                                                  PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER      NUMBER OF SHARES    OUTSTANDING SHARES
--------------------------------------   ------------------  -------------------
Private Capital Management, Inc.              1,004,390(1)             19.8
3003 Tamiami Trail North
Naples, Florida 34103

David A. Dorsky, Karen A. Dorsky,               378,747(2)              7.4
and Noah P. Dorsky
379 West Broadway
New York, New York 10012

Franklin Resources, Inc.                        355,000(3)              7.0
777 Mariners Island Boulevard
San Mateo, California 94404

Royce & Associates, Inc.                        306,400(4)              6.0
1414 Avenue of the Americas
New York, New York 10019

Dimensional Fund Advisors, Inc.                 304,142(5)              6.0
1299 Ocean Avenue
Santa Monica, California 90401

(1)   As reported on an amendment to Schedule 13G dated February 14, 2001.

(2)   Aggregate holdings individually and as Trustees as of January 17, 2001.

(3)   As of September 30, 2000.

(4)   As reported on an amendment to Schedule 13G dated February 5, 2001.

(5)   As reported on an amendment to Schedule 13G dated February 2, 2001.

Except for David A. Dorsky, Karen A. Dorsky, and Noah P. Dorsky who beneficially own Shares individually, as directors of the Dorsky Foundation, and as Trustees of certain Trusts, based upon information available to the Company, the foregoing shareholders are investment advisors which own Shares for the benefit of their investors. The Company has no information regarding whether any of the foregoing beneficial owners will tender any of their Shares.


     NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NONE OF THEM HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

     The Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers, or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares other than pursuant to the Offer until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position, and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for issuance by the Company without further shareholder action (except as required by applicable law or the rules of the AMEX or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, employee benefits, acquiring other businesses, or raising additional capital for use in the Company's business. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Proper Tender Of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M. New York City time on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS (OTHER THAN ODD LOT HOLDERS TENDERING AT THE PURCHASE PRICE AS DETERMINED BY THE COMPANY) DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.25) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MAY BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL. In accordance with Instruction 8 of the Letter of Transmittal, Odd Lot Holders need not indicate a specific price at which their Shares are being tendered and may tender their Shares at the Purchase Price as the same may be determined by the Company in accordance with the terms of the Offer.

     In addition, if certificates representing Shares that are to be tendered have been lost or destroyed, shareholders must complete the box captioned "Description of Shares Tendered" on the Letter of Transmittal. The shareholder then will be instructed by the Depositary as to the steps that must be taken in order to replace the certificate(s). In order to avoid any delay, such shareholder should call EquiServe Trust Company, N.A. at (505) 989-2023.

     Also, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders set forth in Section 1 of this Offer to Purchase.

     Signature Guarantees And Method Of Delivery. No signature guarantee is required (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company ("Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent Medallion Program ("Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in each case signed exactly as the name of the registered holder appears on the certificate, and guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and
(iii) any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL. The Internal Revenue Service ("Service") may impose a penalty on a tendering shareholder who fails to provide a correct TIN. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to backup withholding. Foreign shareholders (as defined below) may be required to submit Form W-8 certifying non-United States status to avoid backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. For a discussion of certain Federal income tax consequences to tendering shareholders, see Section 14.

     Withholding For Foreign Shareholders. The following discussion applies to any "foreign shareholder" that is a shareholder that, for United States Federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, a foreign estate, or a foreign trust. A foreign shareholder who has provided the necessary certification to the Depositary will not be subject to backup withholding. However, foreign shareholders generally are subject to backup withholding under Internal Revenue Code sections 1441 or 1442 at a rate of 30% of the gross payments received by such foreign shareholders which are not entitled to capital gains treatment. If a shareholder's address is outside the United States, and if the Depositary has not received a substitute W-9, the Depositary will assume that the shareholder is a foreign shareholder. The general 30% withholding rate may be reduced under a tax treaty, if appropriate certification is furnished to the Depositary. FOREIGN SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a)  such tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, or facsimile transmission prior to the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered) including (where required) a signature guarantee by an Eligible Institution; and

     (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if fewer than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

     Determination Of Validity; Rejection Of Shares; Waiver Of Defects; No Obligation To Give Notice Of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt), and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or with respect to which the acceptance for payment of, or payment for, such Shares may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Tendering Shareholder's Representation And Warranty; Company's Acceptance Constitutes An Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange, or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on June 29, 2001.

     For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered, and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder also must submit the serial numbers shown on the particular certificates for Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an

Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded, and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary, subject to applicable law, may retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (a) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn prior to the Expiration Date by taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (b) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as, and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 700,000 Shares (subject to increase or decrease as provided in Sections 1 and 15) or such lesser number of Shares as are properly tendered at prices not in excess of $30 nor less than $26 net per Share and not properly withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date, provided that the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three AMEX trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.


     6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares, and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn (except as provided in the next paragraph), and the Shares tendered will be returned to such shareholder as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 700,000 Shares, then, to the extent feasible, the Company will identify conditional tenders from shareholders who tender all of their Shares and will select enough of such conditional tenders which would otherwise have been deemed withdrawn to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.


     7. CERTAIN CONDITIONS OF THE OFFER.


     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase, or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after May 4, 2001, and prior to the Expiration Date (as the same may be extended in accordance with Section 15) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

   (a) there shall have been threatened, instituted, or pending any action or proceeding by any government or governmental regulatory or administrative agency, authority or tribunal, or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, or otherwise relates in any manner to the Offer or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;


   (b) there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, or tribunal that, in the Company's sole judgment, would or might directly or indirectly
              (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
       (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares,
       (iii) materially impair the contemplated benefits of the Offer to the Company, or (iv) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;



   (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations, or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 27, 2001;



   (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the persons disclosed as holders of more than 5% of the outstanding Shares listed above in Section 2, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or


   (e) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects, or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.



     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time prior to the Expiration Date in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted prior to the Expiration Date at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.



     8. PRICE RANGE OF SHARES; DIVIDENDS; PRIOR PURCHASE OF SHARES.


     The Shares are listed and traded on the AMEX under the symbol GAN. The following table sets forth, for the periods indicated, the high and low closing prices on the AMEX as reported in published financial sources and the cash dividends paid, or to be paid, per Share in each such fiscal quarter.

FISCAL YEAR                                           HIGH          LOW        DIVIDENDS
-----------                                       -----------   -----------   -----------
1999:
 1st Quarter ..................................     $29 3/4        $23 3/8       $ .90
 2nd Quarter ..................................      29             24 1/8         .25
 3rd Quarter ..................................      32 1/8         24 5/8         .25
 4th Quarter ..................................      32 7/8         31 5/8         .25

2000:
 1st Quarter ..................................      33             28 5/8        1.05
 2nd Quarter ..................................      29 1/4         23 5/8         .25
 3rd Quarter ..................................      25 1/8         20 1/2         .25
 4th Quarter ..................................      24 1/8         21 1/4         .25

2001:
 1st Quarter ..................................      25             20 1/4        1.05
 2nd Quarter ..................................      26.80          23.50          .25
 3rd Quarter (through April 27, 2001) .........      25.65          24.90           --

     On April 27, 2001, the last full trading day for the Shares prior to the announcement of the Offer, the closing price on AMEX as reported in published financial sources was $25.65 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company's Board of Directors has declared a dividend of $0.25 per share to holders of record of Shares at the close of business on May 10, 2001, to be paid on May 18, 2001. All shareholders of record at the close of business on May 10, 2001, will be entitled to receive such dividend when it is paid regardless of whether such shareholders tender their Shares pursuant to the Offer either before or after such date.

     On April 24, 2000, the Company purchased 250,000 Shares in a single block purchase from an institutional investor at a purchase price of $21.375 per Share, which was the market price on the AMEX for Shares at the time of the purchase. The Company has not purchased any other Shares during the past two years.

     9. SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 700,000 Shares pursuant to the Offer at a price of $30 net per Share or $26 net per Share, the total amount required by the Company to purchase such Shares will be $21,000,000 or $18,200,000, respectively. Including the estimated transaction fees and other expenses of $100,000, a total of $21,100,000 or $18,300,000, respectively, will be funded with internally generated funds.

     10. CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL.

     Description Of Business. The Company is incorporated in Virginia and is engaged in the design, manufacture, and sale of apparel for children, men, and women. The Company's businesses are discussed more fully in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 ("2000 Annual Report"), and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 ("December 31, 2000 Quarterly Report"), which reports are incorporated herein by reference


CERTAIN FINANCIAL INFORMATION.


                            SELECTED HISTORICAL AND
                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following information includes certain historical and pro forma consolidated financial information related to the Company. Historical financial information was excerpted or derived from the audited consolidated financial statements contained in the Company's 2000 Annual Report and from the unaudited consolidated financial statements contained in the Company's December 31, 2000 Quarterly Report. The historical information should be read in conjunction with the financial information and related notes contained therein, copies of which may be obtained as set forth under the caption "Additional Information." The pro forma results of operations assume that purchase pursuant to the Offer occurred on October 1, 1999.

                                                        FOR THE THREE MONTHS ENDED    FOR THE YEAR ENDED
                                                            DECEMBER 31, 2000         SEPTEMBER 30, 2000
                                                                UNAUDITED                   AUDITED
                                                       ---------------------------   --------------------
                                                            (In thousands, except per share amounts)
Net sales (Historical) .............................            $  55,053                 $ 236,165
Net income:
 Historical ........................................                4,077                    17,026
 Pro Forma for the Offer at $26 per Share...........                3,942                    16,437
 Pro Forma for the Offer at $30 per Share...........                3,921                    16,347
Earnings per share:
 Basic:
   Historical ......................................                  0.80                      3.26
   Pro Forma for the Offer at $26 per Share.........                  0.90                      3.64
   Pro Forma for the Offer at $30 per Share.........                  0.90                      3.62
 Diluted:
   Historical ......................................                  0.80                      3.25
   Pro Forma for the Offer at $26 per Share.........                  0.90                      3.62
   Pro Forma for the Offer at $30 per Share.........                  0.89                      3.60
Shareholders' equity:
 Historical ........................................               122,598                   123,490
 Pro Forma for the Offer at $26 per Share...........               105,569                   105,861
 Pro Forma for the Offer at $30 per Share...........               102,658                   102,971
Shareholders' equity Per Share:
 Historical ........................................                 24.13                     24.34
 Pro Forma for the Offer at $26 per Share...........                 24.09                     24.21
 Pro Forma for the Offer at $30 per Share...........                 23.42                     23.55

     On April 30, 2001, the Company announced its sales and earnings for the three and six month periods ended March 31, 2001. Those historical figures, as well as pro forma figures which assume that purchase pursuant to the Offer occurred on October 1, 1999, are as follows:



                                                      FOR THE THREE MONTHS ENDED   FOR THE THREE MONTHS ENDED
                                                            MARCH 31, 2001               MARCH 31, 2000
                                                               UNAUDITED                   UNAUDITED
                                                     ---------------------------- ---------------------------
                                                             (In thousands, except per share amounts)
Net sales (Historical) .............................          $  56,685                    $  54,668
Net income:
 Historical ........................................              5,538                        3,937
 Pro Forma for the Offer at $26 per Share...........              5,403                        3,790
 Pro Forma for the Offer at $30 per Share...........              5,382                        3,767
Earnings per share:
 Basic:
   Historical ......................................               1.09                         0.74
   Pro Forma for the Offer at $26 per Share.........               1.23                         0.82
   Pro Forma for the Offer at $30 per Share.........               1.23                         0.82
 Diluted:
   Historical ......................................               1.08                         0.74
   Pro Forma for the Offer at $26 per Share.........               1.23                         0.82
   Pro Forma for the Offer at $30 per Share.........               1.22                         0.81
Shareholders' equity:
 Historical ........................................            127,104                      121,031
 Pro Forma for the Offer at $26 per Share...........            110,115                      103,347
 Pro Forma for the Offer at $30 per Share...........            107,183                      100,502
Shareholders' equity Per Share:
 Historical ........................................              25.01                        22.74
 Pro Forma for the Offer at $26 per Share...........              25.12                        22.36
 Pro Forma for the Offer at $30 per Share...........              24.45                        21.74

                                                      FOR THE SIX MONTHS ENDED  FOR THE SIX MONTHS ENDED
                                                           MARCH 31, 2001            MARCH 31, 2000
                                                             UNAUDITED                  UNAUDITED
                                                     ------------------------- --------------------------
                                                           (In thousands, except per share amounts)
Net sales (Historical) .............................        $  111,738                 $  108,013
Net income:
 Historical ........................................             9,615                      7,121
 Pro Forma for the Offer at $26 per Share...........             9,345                      6,827
 Pro Forma for the Offer at $30 per Share...........             9,303                      6,782
Earnings per share:
 Basic:
   Historical ......................................              1.89                       1.34
   Pro Forma for the Offer at $26 per Share.........              2.13                       1.48
   Pro Forma for the Offer at $30 per Share.........              2.12                       1.47
 Diluted:
   Historical ......................................              1.88                       1.33
   Pro Forma for the Offer at $26 per Share.........              2.12                       1.47
   Pro Forma for the Offer at $30 per Share.........              2.11                       1.46
Shareholders' equity:
 Historical ........................................           127,104                    121,031
 Pro Forma for the Offer at $26 per Share...........           110,115                    103,347
 Pro Forma for the Offer at $30 per Share...........           107,183                    100,502
Shareholders' equity Per Share:
 Historical ........................................             25.01                      22.74
 Pro Forma for the Offer at $26 per Share...........             25.12                      22.36
 Pro Forma for the Offer at $30 per Share...........             24.45                      21.74

     The pro forma consolidated financial information of the Company is presented for informational purposes only, is unaudited, and does not purport to be indicative of the future results or the consolidated financial position of the Company or the consolidated net income and consolidated financial position that would actually have been attained had the pro forma transactions occurred on the date or for the periods indicated. This information should be read in conjunction with the historical consolidated financial statements of the Company set forth in the 2000 Annual Report and the December 31, 2000 Quarterly Report referred to above.


ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's equity securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained for free from the Commission's web site at http://www.sec.gov. Such reports, proxy statements, and other information concerning the Company also can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10005, on which the Shares are listed.


     11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     As of April 30, 2001, the Company had issued and outstanding 5,082,837 Shares and had 74,555 Shares reserved for issuance upon exercise of outstanding stock options The 700,000 Shares that the Company is offering to purchase represents 13.8% of the outstanding Shares. As of that date, the Company's directors and executive officers as a group (10 persons) beneficially owned an aggregate of 1,078,820 Shares representing 21.0% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. See "Purpose of the Offer; Certain Effects of the Offer" for a discussion of the Shares owned by certain shareholders of the Company.

     The following table sets forth the number of Shares beneficially owned by each director and executive officer of the Company and by all executive officers and directors as a group:



                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                     OWNERSHIP (1)         PERCENT
-----------------------------------------------------   -----------------------   --------
Stephen J. Donohue, director
Rodney Faver, director                                            62,412             1.2
Jerald Kamiel, director and President                            160,175(2)          3.1
Richard A. Lichtenstein, director                                 34,022(3)           *
Seymour Lichtenstein, director and Chairman                      724,550(4)         14.2
Frank Martucci, director
Perry Mullen, director                                             3,600              *
Marvin S. Robinson, director, Vice-President --                    5,956              *
General Counsel, and Secretary
Alexander J. Sistarenik, Treasurer                                15,680(5)           *
William J. Wilson, director, Vice-President --                    72,425(6)          1.4
Finance and Administration
All officers and directors as a group (ten persons)            1,078,820(7)         21.0


*     Less than 1%.

(1) Beneficial ownership is based upon 5,082,837 Shares outstanding at April 30, 2001. In computing the number of shares beneficially owned and the percentage beneficially owned by a person and by all executive officers and directors as a group, Shares which may be acquired presently or within 60 days after April 30, 2001, by exercise of options are included.


(2)   Includes 20,000 shares subject to options exercisable currently.

(3) Includes 2,596 shares owned by Richard A. Lichtenstein's wife and 1,160 shares held by Richard A Lichtenstein as custodian for his children.

(4) Includes 19,200 shares owned by The Lichtenstein Foundation, Inc., a charitable foundation of which Seymour Lichtenstein is president and a director, 100 shares owned by Seymour Lichtenstein's wife as custodian for their son, 4,012 shares owned by Seymour Lichtenstein's wife, and 12,500 shares subject to options exercisable currently by Seymour Lichtenstein's wife.

(5)   Includes 9,880 shares subject to options exercisable currently.

(6)   Includes 12,500 shares subject to options exercisable currently.

(7)   Includes 54,880 shares subject to options exercisable currently.

     Except for William J. Wilson, who exercised options to purchase 1,000 Shares on March 12, 2001, neither the Company, any subsidiary of the Company, any of the Company's directors or executive officers, nor, to the best of the Company's knowledge, any affiliates of any of the foregoing, had any transactions involving the Shares during the 60 days prior to the date hereof.

RIGHTS PLAN

     Pursuant to the Rights Agreement, one Right is attached to each Share. Each Right entitles the registered holder to purchase from the Company one Share at an exercise price of $90, subject to adjustment ("Exercise Price"). The Rights presently are attached to certificates representing Shares, and no separate certificates evidencing the Rights ("Rights Certificates") have been distributed. The Rights will separate from the Shares and a distribution of the Rights Certificates will occur ("Rights Distribution Date") upon the earlier of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares ("Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer by a person or group that would result in such a person or group becoming an Acquiring Person. Until the Rights Distribution Date, the

Rights will be evidenced by the certificates representing Shares and are transferred with and only with such certificates. Any shareholder who becomes the beneficial owner of 20% or more of the outstanding Shares solely as a result of the repurchase of Shares by the Company will not be considered to be an Acquiring Person unless such shareholder purchases any additional Shares.

     The Rights Agreement provides that if (i) an Acquiring Person purchases 20% or more of the outstanding Shares, (ii) the Company is the surviving corporation in a merger with an Acquiring Person and the Shares are not changed or exchanged, or (iii) an Acquiring Person effects a statutory share exchange with the Company after which the Company is not a subsidiary of any Acquiring Person, proper provision shall be made so each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Exercise Price, Shares (or, in certain circumstances, property or other securities of the Company) having a value equal to twice the amount of the Exercise Price. The Rights Agreement further provides that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation or the Company is the surviving entity and its Common Stock is exchanged for stock of the other entity, (ii) the Company is a party to a statutory share exchange after which the Company is a subsidiary of any Acquiring Person, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Exercise Price, common stock of the acquiring company having a value equal to twice the Exercise Price.

     Rights may not be transferred to any person who is an Acquiring Person or is an affiliate or associate of any such Acquiring Person.

     12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is expected to reduce the number of shareholders. Nonetheless, the Company expects that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the AMEX, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the AMEX.

     The Shares are currently "margin securities" under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

     14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     General. The Federal income tax discussion set forth below summarizes the material Federal income tax consequences to U.S. Holders of sales of Shares pursuant to the Offer and is included for general information only. The discussion does not address all aspects of Federal income taxation that may be relevant to a particular shareholder or any relevant foreign, state, local or other tax laws. Certain shareholders (including insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or other than as a capital asset, and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. Foreign shareholders should see Section 3 for a discussion of the applicable United States withholding tax rules. This discussion is based on laws, regulations, rulings, and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Service with respect to the tax matters discussed below. EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL, OR OTHER TAX LAWS.


     A sale of Shares pursuant to the Offer will constitute a "redemption" under the Internal Revenue Code of 1986, as amended ("Code"), and will be a taxable transaction for Federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (a) the cash received pursuant to the Offer and (b) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's Shares (including any Shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his or her Shares (if any) are purchased.

     Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for Federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is "substantially disproportionate" with respect to the shareholder, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns but also any Shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a shareholder generally is treated as owning (i) Shares owned by the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary in proportion to the shareholder's interest, (iii) Shares owned by any estate of which the shareholder is a beneficiary in proportion to the shareholder's interest, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder in proportion to the shareholder's interest, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock, in proportion to the shareholder's interest, and
(vi) Shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

     A redemption of Shares from a shareholder pursuant to the Offer will result in a "complete redemption" of all the shareholder's stock in the Company if either (i) the Company purchases all of the Shares actually and constructively owned by the shareholder or (ii) the shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Code) constructive ownership of Shares owned by family members. Any shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2).

     A redemption of Shares from a shareholder pursuant to the Offer will be "substantially disproportionate" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the shareholder immediately before such redemptions. If exactly 700,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding after consummation of the Offer will be 86.228% of the number of Shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 31.018% (100% minus 80% of 86.228%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If the Company were to exercise its right to purchase an additional 2% of the Shares, a shareholder would have to dispose of more than 32.618% (100% minus 80% of 84.228%) of the number of outstanding Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

     A redemption of Shares from a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" if, pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his or her proportionate interest in the Company, including voting rights, participation in earnings, and liquidation rights, arising from the actual and constructive ownership of Shares. The Service has indicated in a published ruling that a very small reduction (3.3%) in the proportionate interest of a small minority (substantially less than 1%) shareholder of a publicly-held corporation who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend."

     If exactly 700,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by 13.772%. Consequently, in that case a shareholder must dispose of more than 13.772% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in the Company. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 15.772% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. THEREFORE, UNLESS A SHAREHOLDER MAKES A CONDITIONAL TENDER (SEE SECTION 6), THE SHAREHOLDER (OTHER THAN AN ODD LOT HOLDER WHO TENDERS ALL OF HIS, HER, OR ITS SHARES AT OR BELOW THE PURCHASE PRICE) CAN BE GIVEN NO ASSURANCE EVEN IF HE, SHE, OR IT TENDERS ALL OF THE SHAREHOLDER'S SHARES THAT THE COMPANY WILL PURCHASE A SUFFICIENT NUMBER OF SUCH SHARES TO PERMIT THE SHAREHOLDER TO SATISFY ANY OF THE FOREGOING TESTS. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. Capital gains of individuals, estates, and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for not more than one year and (ii) 20% if the shareholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income.

     Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the Offer that are treated as dividends.

     Dividend income of individuals, estates, and trusts generally is subject to Federal income tax at a maximum rate of 39.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to Federal income tax at a maximum rate of 35%. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, the shareholder's tax basis in any Shares that the shareholder actually or constructively owns after consummation of the Offer should be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

     Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations, however. For example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered Shares or if the Shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also will be an "extraordinary dividend" under Section 1059 of the Code. In that case, the corporate shareholder's tax basis in its remaining Shares generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining Shares generally would be currently taxable as gain from the sale of Shares. If a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain from the sale of Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

     15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, provided that in the case of an extension, such public announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer

(other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares and/or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent, or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

     16. FEES AND EXPENSES.

     The Company has retained Georgeson Shareholder Communications, Inc. to act as Information Agent and EquiServe Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, and personal interviews and may request brokers, dealers, and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers, or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request will reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company, the Information Agent, or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

     17. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.


                                                            GARAN, INCORPORATED

May 4, 2001

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company, or nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

                    --------------------------------------

          By Mail:                By Overnight Courier:                    By Hand:

EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.   Securities Transfer & Reporting
Attn: Corporate Actions        Attn: Corporate Actions         Services, Inc.
P.O. Box 43025                 40 Campanelli Drive             C/O EquiServe
Providence, RI 02940-3025      Braintree, MA 02184             100 William Street
                                                               New York, NY 10038


                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (781) 575-4826
                              Confirm by Telephone:
                                 (781) 575-4816

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank, or trust company for assistance concerning the Offer.


                    The Information Agent for the Offer is:


            [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO OMITTED]

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                          (888) 379-0779 (toll free)
                           Bankers and Brokers call:
                                 (201) 896-1900